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SCHEDULE 14A
Rule 14a-101
Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy
☐	Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

AMERICAN EQUITY
Investment Life Holding Company

5000 Westown Parkway, Suite 440
West Des Moines, Iowa 50266

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 6, 2002

        The Annual Meeting of Stockholders of American Equity Investment Life Holding Company will be held at the Company's executive offices, 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266, on Thursday, June 6, 2002 at 3:30 p.m., local time, for the following purposes:

1.
To elect a total of three (3) Directors to three-year terms.

2.
To consider and vote upon the ratification of the appointment of Ernst & Young, LLP as independent auditors for 2002.

3.
To transact such other business that may properly come before the meeting or any adjournment thereof.

        The close of business on April 18, 2002, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors
West Des Moines, Iowa April 26, 2002	Debra J. Richardson Secretary

  Please execute the enclosed proxy and return it promptly in the enclosed envelope or by fax to (515) 221-9989. If you attend the meeting you may vote either in person or through your proxy.

PROXY STATEMENT

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

Annual Meeting of Stockholders
June 6, 2002

TABLE OF CONTENTS

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION	-2-
General Information	-2-
PROPOSALS TO BE VOTED UPON	-2-
Proposal 1
Election of Directors	-2-
Nominees for Class II Director	-3-
Proposal 2
Appointment of Independent Auditors	-3-
INFORMATION REGARDING MANAGEMENT AND CERTAIN SECURITY HOLDERS	-4-
Security Ownership of Management and Certain Beneficial Owners	-4-
Meetings and Committees of the Board of Directors	-5-
Executive Officers	-7-
Executive Compensation	-8-
Compensation Committee Report	-10-
Certain Relationships and Related Party Transactions	-13-
Section 16(a) Beneficial Ownership Reporting Compliance	-14-
No Public Market for Shares	-14-
OTHER INFORMATION	-15-
Stockholder Proposals for the 2003 Annual Meeting	-15-
Annual Report on Form 10-K	-15-
Annual Report to Stockholders	-15-

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

General Information

        This Proxy Statement is furnished to the stockholders of American Equity Investment Life Holding Company, 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266 (referred to in this Proxy Statement as the "Company" or as "we," "our" or "us"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders to be held on June 6, 2002, at the time and place shown in the Notice of Annual Meeting of Stockholders, and at any adjournment thereof.

        We will bear all expenses in connection with this solicitation. Proxies may be solicited by the Board of Directors or management personally, by telephone or by facsimile.

        This Proxy Statement is first being mailed on or about April 26, 2002.

Voting

        Only stockholders of record as of the close of business on April 18, 2002, will be entitled to the notice of and to vote at the meeting. We have a single class of voting common stock, $1 par value per share ("Common Stock"), of which 14,508,077 shares were outstanding and entitled to vote on such date. Each share is entitled to one vote.

        If the enclosed proxy is properly executed and returned in time, it will be voted at the meeting in accordance with the instructions contained therein. If no direction is given, proxies will be voted in favor of the two proposals described in this Proxy Statement. Any stockholder furnishing a proxy may revoke it at any time before it is properly voted either by attending the meeting and voting in person or by delivering written notice of revocation or later dated proxy to the Secretary.

        We know of no business that has been properly proposed or will be presented for consideration at the meeting other than that stated in the Notice of Annual Meeting of Stockholders. Should any additional business come before the meeting it is intended that the enclosed proxy will be voted in accordance with the judgment of the person or persons named in the proxy.

        Shares present in person or represented by proxy at the meeting will be tabulated for determination of whether or not a quorum is present. A quorum will be present if a majority of the votes entitled to be cast on a matter are represented for any purpose at the meeting. Votes withheld for any director and abstentions represented at the meeting will be counted for quorum purposes, but will not be counted as votes cast with respect to any other matter to come before the meeting and will not affect the outcome of any other matter.

        If a quorum exists, the (i) directors will be elected by a majority of the votes cast by the shares entitled to vote in the election; (ii) the appointment of Ernst & Young LLP; and (iii) action on other matters will be approved if the votes cast favoring the action exceed the votes cast opposing the action.

        The Board of Directors unanimously recommends that you vote FOR the two proposals described in this Proxy Statement.

PROPOSALS TO BE VOTED UPON

Proposal 1
Election of Directors

        The Board of Directors presently consists of nine members, each of whom have been appointed to one of three Classes with three years terms expiring on a staggered basis. The terms of service of the three directors presently serving as the Class II directors expire at the annual meeting to be held on

June 6, 2002. Each of the Class II directors are nominated for re-election to a new term of three years expiring in 2005.

        The Board of Directors anticipates that the nominees will be able to serve on the Board. In the event any nominee should be unable to do so, proxies will be voted for such substitute nominee as the Board of Directors in its discretion may recommend. Proxies will be voted for the election of the nominees unless the stockholder giving the proxy withholds such authority.

        The Board of Directors unanimously recommends that you vote FOR the nominees listed below.

Nominees for Class II Director

        The following individuals have been nominated by the Board as Class II directors whose terms will expire at the annual meeting to be held in 2005:

        James M. Gerlach has served as Executive Vice President since 1996 and as a Director, Executive Vice President and Chief Marketing Officer of our primary life subsidiary since 1996.    Prior to joining the Company, Mr. Gerlach served as Executive Vice President and Secretary of American Life and Casualty Insurance Company ("American Life"), a subsidiary of Statesman and as Executive Vice President and Treasurer of Vulcan Life Insurance Company, a subsidiary of American Life. Mr. Gerlach has been active in the insurance industry for over 35 years.

  Director since 1996. Age 59.
  Member: Executive and Investment Committees

        Ben T. Morris has served as President and Chief Executive Officer of Sanders Morris Harris (formerly Sanders Morris Mundy) since July 1996, and has served as Director of Pinnacle Global Group, a financial services and investment banking firm, since Pinnacle acquired Sanders Morris Harris in February 2000. Mr. Morris is also a Director of Capital Title Group.

        Director since 1997. Age 55.

        David S. Mulcahy is an active investor in private companies, and since 1987 has been the chairman of Monarch Manufacturing Company, Waukee, Iowa. Mr. Mulcahy also serves as a Director of our primary life subsidiary. He is a certified public accountant who acted as the senior tax partner for Ernst & Young LLP, where he was employed from 1976 through 1994.

  Director since 1996. Age 49.
  Member: Audit Committee.

Proposal 2
Appointment of Independent Auditors

        The Board of Directors has appointed Ernst & Young, LLP as our independent auditors for the year 2002, subject to ratification by the stockholders. Ernst & Young has served as our independent auditors since Company was formed in 1995. Fees paid during the last fiscal year were $143,000 for the annual audit, $127,000 for audit related services and $67,000 for non-audit related services. Representatives of Ernst & Young are expected to be present at the meeting and to be available to appropriate questions. If the appointment of Ernst & Young is not ratified by the stockholders, the Board of Directors may appoint other independent public accountants based upon the recommendation of the Audit Committee.

        The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young as our independent auditors.

INFORMATION REGARDING MANAGEMENT AND CERTAIN SECURITY HOLDERS

Security Ownership of Management and Certain Beneficial Owners

        The Company presently has 297 stockholders. The following table sets forth the beneficial ownership of our Common Stock as of March 31, 2002 by: (i) each director and nominee for director of us; (ii) our chief executive officer and each of our other most highly compensated executive officers; (iii) all executive officers, directors and nominees for directors as a group; and (iv) each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock.

	Shares Beneficially Owned(1)		Warrants, Options, Subscription Rights included in Number of Shares Beneficially Owned(2)
Name of Beneficial Owner
	Number	Percent
David J. Noble(3)(4)	4,099,500	23.91	2,640,000
James M. Gerlach(5)(6)	347,250	2.35	254,250
John C. Anderson	10,650	*	—
Robert L. Hilton	3,750	*	—
John M. Matovina(7)	18,000	*	—
Ben T. Morris	68,019	*	23,211
David S. Mulcahy(4)(5)	96,000	*	30,000
A. J. Strickland, III(6)	234,000	1.60	105,000
Harley A. Whitfield	36,000	*	15,000
Terry A. Reimer(5)	345,750	2.34	251,250
Kevin R. Wingert	150,600	1.03	112,500
Debra J. Richardson	192,222	1.31	177,375
Wendy L. Carlson	111,300	*	97,500
All executive officers, directors and nominees for directors as a group (13 persons)	5,713,041	31.37	3,706,086
5% Owners:
Farm Bureau Life Insurance Company(4) 5400 University Avenue West Des Moines, Iowa 50266	4,687,500	32.29
Conseco Companies 11825 North Pennsylvania Street Carmel, Indiana 46032	1,369,500	9.43

*
Less than 1%.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable.

(2)
Except for Mr. Noble's stock options with respect to 960,000 shares of Common Stock, all stock options are granted pursuant to the American Equity Investment 1996 Stock Option Plan.

(3)
Includes 963,000 shares owned by Mr. Noble, 19,500 shares held in a self-directed retirement plan account and 237,000 shares owned by Twenty Services, Inc. Mr. Noble beneficially owns 53% of Twenty Services, Inc.

(4)
Of the 4,687,500 shares beneficially owned by Farm Bureau Life Insurance Company, 1,785,885 shares are on deposit in a voting trust which has a term of ten years ending on December 31, 2007. Under the terms of the voting trust, the voting trustees named therein control all voting rights attributable to the shares deposited in the voting trust, while Farm Bureau Life Insurance Company retains the economic rights to those shares. The voting trustees are David J. Noble, David S. Mulcahy and Debra J. Richardson, each of whom is a director or an executive officer of the Company. Each of the voting trustees disclaims any beneficial ownership with respect to these shares. Farm Bureau Life Insurance Company has a "right of first refusal" to maintain a 20% ownership interest in our issued and outstanding equity securities.

(5)
In addition to the shares reflected in this table, Mr. Gerlach and Mr. Reimer each have Deferred Compensation Agreements with us pursuant to which they will receive shares of Common Stock on a deferred payment basis for services rendered during our initial start-up period. Further, Mr. Mulcahy has a Deferred Compensation Agreement with us pursuant to which he will receive shares of Common Stock on a deferred payment basis for consulting services he provided in 1997. These shares will be issued only upon the occurrence of certain trigger events, including death, disability, retirement or board of directors action. Under their respective Deferred Compensation Agreements, Mr. Gerlach is entitled to receive 24,285 shares; Mr. Reimer is entitled to receive 19,845 shares; and Mr. Mulcahy his entitled to receive 28,125 shares.

(6)
Dr. Strickland's ownership includes 54,000 shares held by his children. Mr. Reimer's ownership interest includes 3,000 shares owned by his spouse. Mr. Gerlach's ownership interest includes 3,000 shares owned jointly with his spouse.

(7)
Mr. Matovina's shares are held in a self-directed retirement plan account.

        In addition to the equity securities of the Company reflected in the table above, certain of the directors and executive officers beneficially own shares of the 8% Convertible Trust Preferred Securities issued by one of our subsidiary trusts. Noble, Richardson, Gerlach, Mulcahy and Reimer beneficially own 4,000, 1,000, 1,000, 4000 and 1,000 of such securities, respectively, and the directors and executive officers as a group (13 persons) own 11,000 of such securities. Such securities are convertible into our Common Stock on a three-for-one basis.

Compensation of the Board of Directors

        Each member of the Board of Directors who is not an officer of the Company receives $500 per day for attending meetings of the Board of Directors or meetings of committees of the Board of Directors, plus reimbursement of expenses for attending such meetings. Under the 2000 Director Stock Option Plan, Directors who are not employees may receive grants of options to purchase shares of our Common Stock; however, no such grants have been made.

Meetings and Committees of the Board of Directors

        The Board of Directors met twice in 2001, and each of the Directors attended both of the meetings. We currently have four permanent board committees described below:

        The Executive Committee performs the following functions, among others: (i) except as prohibited by applicable law, exercises, between meetings of our board, all of the powers and authority of the board in our direction and management; (ii) reviews corporate matters presented, or to be presented, to our board; and(iii) makes recommendations to the board on policy matters.

        The Audit Committee, performs the following functions, among others: (i) makes recommendations to our board concerning the engagement of independent auditors; (ii) monitors and reviews the quality and activities of our independent auditors; and (iii) monitors the adequacy of our operating and internal controls as reported by management and the independent auditors. The Audit Committee is governed by a written charter approved by the Board of Directors.

        The Compensation Committee performs the following functions, among others: (i) reviews salary, benefits and other compensation of our chief executive officer; (ii) makes recommendations to our board regarding the salary benefits and other compensation of our chief executive officer; and (iii) administers our employee stock option plan. The report of the Compensation Committee is set forth below.

        The Investment Committee performs the following functions, among others: (i) manages our assets and liabilities; (ii) makes recommendations to our board regarding investment policy; and (iii) reviews procedures and practices relating to our investment activities.

        These committees are comprised of the following members and held the following number of meetings in 2001:

Committee:	Members:	2001 Meetings:
Executive	Noble	12
	Gerlach
Audit	Mulcahy	4
	Whitfield
	Matovina
Compensation	Hilton	0
	Strickland
	Whitfield
Investment	Noble	12
	Gerlach

        Each of the other committee members attended at least 75% of the committee meetings.

Executive Officers

        Executive officers of the Company do not have fixed terms but serve at the pleasure of the Board of Directors. The executive officers of the Company are:

        D. J. Noble (age 70) has served as Chairman, President and Treasurer of the Company and as Chairman of our life subsidiary since their formation in 1995. Mr. Noble was also President of our life subsidiary from the inception of the Company until March, 2001. Mr. Noble was Chief Executive Officer of Statesman from 1982 through 1994 and was a Director of Statesman (from 1975) and its President (from 1979) until he left to form the Company at the end of 1995. Mr. Noble has been active in the insurance industry for over 45 years. Mr. Noble is also a Director of Twenty Services, Inc. ("Twenty").

        Kevin R. Wingert (age 44) was appointed President of our life subsidiary in March 2001. He served as Vice President for Marketing of that subsidiary from 1996. He served as Regional Vice President of Marketing for American Life and Casualty Insurance Company ("American Life"), a subsidiary of Statesman, from 1988 to 1996. Mr. Wingert has been active in the insurance industry for over 17 years.

        James M. Gerlach (age 59) has served as Executive Vice President since 1997 and as a Director, Executive Vice President and Chief Marketing Officer of our life subsidiary since 1996.    Prior to joining the Company, Mr. Gerlach served as Executive Vice President and Secretary of American Life and as Executive Vice President and Treasurer of Vulcan Life Insurance Company, a subsidiary of American Life. Mr. Gerlach has been active in the insurance industry for over 35 years.

        Terry A. Reimer (age 56) has served as Executive Vice President of the Company and as a Director, Executive Vice President, Chief Operating Officer and Treasurer of our life subsidiary since November 1996. Mr. Reimer was Executive Vice President, Treasurer and Chief Operating Officer of American Life from September 1988 through November 1996. Mr. Reimer is a certified public accountant and has been involved in the insurance industry for over 30 years.

        Debra J. Richardson (age 45) has served as Senior Vice President and as Secretary of the Company and as a Director, Senior Vice President and Secretary of our life subsidiary since June 1996. Ms. Richardson was employed by Statesman from 1977 through April 1996, serving in various positions including Vice President-Shareholder/Investor Relations and Secretary. Ms. Richardson has been involved in the insurance industry for over 20 years.

        Wendy L. Carlson (age 41) has served as Chief Financial Officer and General Counsel of the Company and as General Counsel of our life subsidiary since June 1999. Before becoming an employee, she served as outside corporate counsel for the Company from its inception in 1995. Ms. Carlson was previously a partner in the firm of Whitfield & Eddy, P.L.C., Des Moines, Iowa, where she practiced law from 1985 until June, 1999. She served as one of the corporate attorneys for Statesman for over 10 years. Ms. Carlson is also a certified public accountant.

Executive Compensation

        The following table sets forth certain information with respect to the annual and long-term compensation of the Company's chief executive officer and the Company's highest paid executive officers whose total salary and bonus for 2001 services exceeded $100,000. The amounts shown are aggregate compensation from the Company and its subsidiaries.

Summary Compensation Table

Long-Term Compensation Awards - Securities Underlying Options/SARs(2)
Annual Compensation
Name and Principal Position					All Other Compensation(3)
	Year	Salary(1)	Bonus
D.J. Noble Chairman, President and Chief Executive Officer	2001 2000 1999	$78,000 60,000 60,000	$-0- -0- 0-	-0- -0- -0-	$1,557 1,200 1,200
Kevin R. Wingert President, life subsidiary	2001 2000 1999	128,750 75,000 73,749	$44,302 25,277 15,000	-0- 60,000 19,500	4,498 2,006 1,775
James M. Gerlach Executive Vice President	2001 2000 1999	128,750 120,000 120,000	34,303 6,382 10,000	-0- 47,250 8,250	10,256 9,845 2,400
Terry A. Reimer Executive Vice President	2001 2000 1999	128,750 120,000 120,000	34,303 11,382 5,000	-0- 47,250 8,250	13,876 12,741 12,581
Debra J. Richardson Senior Vice President and Secretary	2001 2000 1999	108,333 65,000 60,000	24,303 15,055 27,500	-0- 47,250 33,000	13,254 8,972 5,750
Wendy L. Carlson Chief Financial Officer and General Counsel	2001 2000 1999	128,750 120,000 68,305	34,303 6,341 5,000	-0- 45,000 52,500	2,575 2,527 -0-

(1)
Includes employee tax-deferred contributions to our 401(k) savings plan.

(2)
Except for Mr. Noble, all awards were made under our 1996 Incentive Stock Option Plan and our 2000 Employee Stock Option Plan. The number of securities for Mr. Noble includes warrants to purchase 240,000 shares of Common Stock, all of which were exercised in 2000, and options to purchase 960,000 shares of Common Stock.

  During 2000, as a separate deferred compensation agreement, the Company loaned Mr. Noble $800,000 pursuant to a forgivable loan agreement. The forgivable loan agreement is with full recourse, and although the proceeds of the loan were used for the warrants exercised as described in the preceding paragraph, the loan is not collateralized by the shares issued in connection with the exercise of the warrants. The loan is repayable in five equal annual installments of principal and interest, each of which may be forgiven if Mr. Noble remains continuously employed by the Company in his present capacities, subject to specified exceptions. Forgiven amounts will constitute compensation to Mr. Noble in the year the forgiveness occurs

  In addition to the number of securities listed, Messrs. Noble, Gerlach and Reimer, and Mrs. Richardson received management subscription rights to purchase shares of common stock in connection with a rights offering in December 1997. Those executive officers received the right to purchase one share of Common Stock for each share owned and one-half share of Common Stock for each stock option held at the close of business on December 1, 1997. These management subscription rights have an exercise price of $5.33 per share and may be exercised at any time prior to December 1, 2002. Mr. Noble received 1,680,000 management subscription rights; Mr. Gerlach and Mr. Reimer each received 116,750 management subscription rights; and Mrs. Richardson received 39,375 subscription rights.

(3)
Represents employer contributions to our 401(k) savings plan, and auto allowances provided to certain of the executive officers.

Options Granted in Last Fiscal Year

        No options were granted to our CEO or other executive officers during the last fiscal year.

Aggregate Option Exercises and Fiscal Year-end Values

        The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 2001 by our chief executive officer and our other highly compensated executive officers and the fiscal year-end value of the unexercised options.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(2) Exercisable (E)/ Unexercisable (U)	Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End(1) Exercisable (E)/ Unexercisable (U)
D.J. Noble	None	None	(E) 960,000 (U) None	(E) $4,640,000 (U) None
Kevin R. Wingert	None	None	(E) 112,500 (U) None	(E) 252,500 (U) None
James M. Gerlach	None	None	(E) 138,000 (U) None	(E) 536,750 (U) None
Terry A. Reimer	None	None	(E) 135,000 (U) None	(E) 517,750 (U) None
Debra J. Richardson	None	None	(E) 138,000 (U) None	(E) 536,750 (U) None
Wendy L. Carlson	None	None	(E) 97,500 (U) None	(E) 122,500 (U) None

(1)
Values equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the exercise price. For purposes of this table, fair market value was deemed to be $9.67 per share, based upon the value determined by the Board of Directors to be the fair market value set as the exercise price for options granted to employees in March, 2001.

(2)
Does not include management subscription rights (see footnote (2) to the Summary Compensation Table). based upon a deemed fair market value of $9.67 per share of Common Stock, Mr. Noble's 1,680,000 management subscription rights had a value of $7,291,200; Mr. Gerlach's and Mr. Reimer's 116,250 management subscription rights had a value of $504,525 at fiscal year end; and Mrs. Richardson's 39,375 subscription rights had a value of $170,887.

        Except for the stock options granted to Mr. Noble, all stock options were granted under our 1996 Stock Option Plan and the 2000 Employee Stock Option Plan.

Compensation Committee Report

        The Compensation Committee is comprised of three directors who are not employees of the Company. The Compensation Committee makes recommendations to the Board of Directors as to the amount and form of compensation to be paid to Mr. Noble as President and CEO. The Compensation Committee also is responsible for granting stock options under the 2000 Employee Stock Option Plan. The compensation of other executive officers is determined by Mr. Noble.

        Our compensation programs are designed to:

    (i)
    attract and retain highly qualified and motivated executive officers and employees

    (ii)
    encourage and reward achievement of our annual and long-term goals

    (iii)
    encourage executive officers and employees to become shareholders with interests aligned with those of other shareholders

        Our executive compensation program includes base pay, discretionary annual cash bonuses, and long-term incentive opportunities through the use of stock options. Section 162(m) of the Internal Revenue Code limits deductible compensation to $1 million per individual, with the exception of "performance-based compensation." All options granted to our CEO and other executive officers qualify for this exclusion. It is not anticipated that any executive officer will be paid more than $1 million (excluding "performance-based compensation") and accordingly, all amounts paid as executive compensation should be deductible for federal income tax purposes.

        Mr. Noble has elected to receive an annual base salary of $60,000 since the formation of the Company in December, 1995, and has received no cash bonuses. In 2000, the Compensation Committee reviewed Mr. Noble's compensation and made recommendations to the Board of Directors concerning an increase in Mr. Noble's compensation and a cash bonus to reflects his leadership, the scope of his responsibilities and the Company's growth and profitability. However, Mr. Noble did not accept the salary increase and bonus in 2000 or 2001. In 2000, he received a five-year forgivable loan in the aggregate principal amount of $800,000. Payments on this loan are treated as compensation to Mr. Noble when forgiven in accordance with the terms of the applicable agreements. See Note 2 to the Summary Compensation Table above.

COMPENSATION COMMITTEE A.J. Strickland, III, Chair Harley A. Whitfield Robert L. Hilton

Audit Committee Report

        The Audit committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

        The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgements as to the quality, not just the acceptability of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

        The Committee discussed with the Company's independent auditors the overall scope and plans for the audit. The committee meets with the independent auditors, with and without management present to discuss the results of the examination, the auditors evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held four meetings during fiscal year 2001.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

AUDIT COMMITTEE David S. Mulcahy, Chair Harley A. Whitfield John M. Matovina

Certain Relationships and Related Party Transactions

        General Agency Commission and Servicing Agreement.    We have a General Agency Commission and Servicing Agreement with American Equity Investment Service Company (the Service Company), wholly-owned by the Company's chairman, whereby, the Service Company acts as a national supervisory agent with responsibility for paying commissions to our agents. Under the terms of the original agreement, the Service Company was required to pay the greater of (a) 5% of the premiums we collected on the sale of certain annuity products, or (b) 50% of the agent's commissions payable by us on the sale of those same policies. In return, we agreed to pay quarterly renewal commissions to the Service Company equal to ..3875% of the premiums we received on policies that still remain in force. The Agreement terminates on June 30, 2005 or earlier should certain criteria be met.

        On December 31, 1997, we amended the Agreement to provide for the payment of 100% of the agents' commissions by the Service Company for policies issued from July 1, 1997 through December 31, 1997. In return, we agreed to pay the Service Company quarterly renewal commissions of .7% of the premiums received by the Company before January 1, 1998 that still remain in force, and .325% for in-force amounts received thereafter. The revised quarterly renewal commission schedule commenced December 31, 1997. For policies issued from January 1, 1998 through August 31, 1999, the original agreement remains in effect and, accordingly, we pay renewal commissions of .325% of the premiums received on such policies which remain in force.

        On June 30, 1999, we further amended the Agreement to provide for the payment of 30% of agents' commissions by the Service Company for policies issued on or after September 1, 1999, and we agreed to pay the Service Company quarterly renewal commissions of .25% for in force amounts received thereafter. The above-described amendments to the General Agency Commission and Servicing Agreement resulted from the ability and willingness of the Service Company to assume differing levels of commitments under the General Agency Commissions and Servicing Agreement. We did not request services under this agreement during 2001.

        In connection with the General Agency Commission and Servicing Agreement, we record commissions and a related payable for amounts paid by the Service Company. Interest expense is recorded based upon estimated future payments to the Service Company based upon an imputed interest rate (approximately 9.0%) for each of the periods presented. Estimated future payments are evaluated regularly and the imputed interest rate will be adjusted when deemed necessary. During the years ended December 31, 2000 and 1999, the Service Company paid $28,400,000, and $37,723,000, respectively, to our agents. We paid renewal commissions to the Service Company of $23,198,000, $20,449,000, and $7,001,000, respectively, during the years ended December 31, 2001, 2000 and 1999, which were used to reduce the amount due under commission and servicing agreement, and amounts attributable to imputed interest.

        Estimated future payments under the General Agency Commission and Servicing Agreement at December 31, 2001 are as follows (dollars in thousands):

Year ending December 31:
2002	$21,114
2003	20,499
2004	11,077

52,690
Amounts representing interest	(6,083)

Net	$46,607

        From January, 1997 to July, 1999, the Service Company borrowed approximately $45,000,000 from David J. Noble, Chairman, Chief Executive Officer and President of the Company as the source of funding its portion of producing agents' commission payments. During 1999, the Company agreed to loan the Service Company up to $50,000,000 as an alternate source of funds for such first year commissions, and the Company advanced $27,000,000 and $18,175,000 to the Service Company during the years ended December 31, 2000 and 1999, respectively, pursuant to the promissory note evidencing this agreement. Principal and interest on all loans to the Service Company are payable quarterly over five years from the date of the advance. Interest on all such indebtedness accrues at "reference rate" of the financial institution which is the Company's principal lender. This rate averaged 8.64% in 2001 and 2000, and 8.25% in 1999. The Service Company repays the above described indebtedness from the renewal commissions paid to it under the General Agency Commission and Servicing Agreement.

        Equitrust Transactions.    Effective August 1, 2001, our primary life subsidiary entered into a coinsurance agreement with Equitrust Life Insurance Company ("Equitrust"), an affiliate of Farm Bureau Life Insurance Company covering 70% of certain of the Company's non multi-year guarantee fixed annuities and equity-index annuities issued from August 1, 2001 through December 31, 2001 and 40% of those contracts for 2002 and 2003. As of December 31, 2001, Farm Bureau beneficially owned 32.25% of our common stock. We hold the call options used to fund the index credits related to the ceded equity index annuities on its books and passes on to Equitrust its proportionate share of the fair value of the call options as an amount due to reinsurer, amortization expense of the options and changes in fair value of the embedded derivatives. Total premiums ceded were approximately $418,300,000 and expense allowance received was approximately $51,200,000 under this agreement for the period August 1, 2001 to December 31, 2001. The balance due at December 31, 2001 under this agreement to Equitrust was $22,879,000.

        During 1998, our primary life subsidiary entered into a modified coinsurance agreement to cede 70% of its variable annuity business to Equitrust Life Insurance Company ("Equitrust"). Equitrust is an affiliate of Farm Bureau Life Insurance Company which beneficially owns 33.16% of our Common Stock. Under this agreement and related administrative services agreements, we paid Equitrust $209,000, $118,000 and $120,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The modified coinsurance agreement has an initial term of four years and will continue thereafter until termination by written notice at the election of either party. Any such termination will apply to the submission or acceptance of new policies, and business reinsured under the agreement prior to any such termination is not eligible for recapture before the expiration of 10 years.

Section 16(a) Beneficial Ownership Reporting Compliance.

        Section 16(a) of the Securities Exchange Act generally requires the officers and directors of a reporting company, and persons who own more than ten percent of a registered class of a reporting company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely on our review of the copies of such reports received by us, or upon written representations received from certain reporting persons, we believe that during 2001, our officers, directors and ten-percent shareholders complied with all Section 16(a) filing requirements applicable to them.

No Public Market for Shares

        Under Section 14 of the Securities and Exchange Act of 1934 and Regulation S-K promulgated by the Securities and Exchange Commission, we are required to provide a stock performance graph comparing the total return on our shares of Common Stock with certain recognized indexes. However, because there is no public market for our shares, it is not possible to establish a public value for our Common Stock and thus it is not possible to provide a stock performance graph.

OTHER INFORMATION

Stockholder Proposals for the 2003 Annual Meeting

        Stockholder proposals to be considered for inclusion in our proxy statement for the annual meeting to be held in 2003, or stockholder proposals to be presented from the floor of the meeting must be submitted in writing to Debra J. Richardson, Senior Vice President and Secretary, 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266.

        A stockholder may present a proposal for inclusion in our proxy statement if such stockholder (i) is a record or beneficial owner of at least one percent or $2,000 in value of shares entitled to be voted at the meeting and has held the shares for at least one year prior to the time the proposal is submitted; and (ii) continues to own the shares through the date of the meeting. Any such proposal must be received by us prior to December 31, 2002.

        In addition, under our Bylaws, a stockholder who desires to present a proposal from the floor of the 2003 annual meeting must submit the proposal between March 6 and April 6, 2003. Any such proposal must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Annual Report on Form 10-K

        Any stockholder who desires to obtain a copy, free of charge, of our Annual Report on Form 10-K or the year ended December, 31, 2001, (including our audited financial statements and financial statement schedules) as filed with the Securities and Exchange Commission, may contact Debra J. Richardson, Senior Vice President and Secretary, at 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266 (515-888-1234, ext. 1704).

Annual Report to Stockholders

        Simultaneously with the mailing of this Proxy Statement, we are mailing are 2001 Annual Report to all stockholders of record on April 18, 2002.

APPENDIX A

Form of Proxy Card
P R O X Y

[Name an address of Stockholder]	[Number of Shares owned by Stockholder]

This proxy when properly executed will be voted in the manner you direct below. If you sign this Proxy but provide no directions as to how to vote your shares for one or more of the proposals, then we will cast your votes under this proxy FOR such proposal(s).

Please vote by marking the appropriate boxes below:

  •
  To elect James M. Gerlach, Ben T. Morris and David S. Mulcahy, as Directors.

/ / FOR all nominees	/ / AGAINST all nominees
/ / AGAINST the following nominee(s) _________________________________
/ / ABSTAIN as to the following nominee(s) ____________________________
  •
  To ratify the appointment of Ernst & Young, LLP as the Company's independent auditors for 2002.

/ / FOR	/ / AGAINST	/ / ABSTAIN

To transact such other business as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement in connection with that meeting.
Dated: ________________, 2002
SIGNATURE OF STOCKHOLDER(S)

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY N THE ENCLOSED ENVELOPE OR
FAX TO (515)-221-9989

QuickLinks

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION
  General Information
PROPOSALS TO BE VOTED UPON
Proposal 1 Election of Directors
  Nominees for Class II Director
Proposal 2 Appointment of Independent Auditors
INFORMATION REGARDING MANAGEMENT AND CERTAIN SECURITY HOLDERS
  Security Ownership of Management and Certain Beneficial Owners
  Meetings and Committees of the Board of Directors
  Executive Officers
  Executive Compensation
Summary Compensation Table
Options Granted in Last Fiscal Year
Aggregate Option Exercises and Fiscal Year-end Values
OTHER INFORMATION
APPENDIX A